Exhibit 99.1

FOR RELEASE (07.28.2020)	Katie A. Lorenson, Chief Financial Officer 952.417.3725 (Office)

ALERUS FINANCIAL CORPORATION REPORTS

SECOND QUARTER 2020 NET INCOME OF $11.5 MILLION

GRAND FORKS, N.D. (July 28, 2020) – Alerus Financial Corporation (Nasdaq: ALRS) reported net income of $11.5 million for the second quarter of 2020, or $0.65 per diluted common share, compared to $5.4 million of net income, or $0.30 per diluted common share, for the first quarter of 2020, and net income of $8.3 million, or $0.59 per diluted common share, for the second quarter of 2019.

CEO Comments

Chairman, President, and Chief Executive Officer Randy Newman said, “We are proud to report record quarterly net income of $11.5 million. This strong financial performance, driven by our diversified business model, included record quarterly mortgage originations of $431.6 million, an increase in deposits of over $481.8 million in the first half of 2020, and steady performance across our wealth management and retirement and benefit divisions. Despite a challenging and uncertain economy, we continue to focus on serving the holistic financial needs of our consumer and business clients, as evidenced by our ability to fund 1,580 Paycheck Protection Program loans totaling approximately $362.7 million or approximately 18% of our loan portfolio.

In light of the ongoing COVID-19 pandemic and recessionary economic environment, we remain focused on credit quality and are analyzing and assessing the potential impacts on our portfolio at a granular level. Great uncertainty remains and although we are not currently observing credit deterioration in our loan portfolio, we are committed to managing our balance sheet for long term success by increasing our provision expense and building reserves.

We believe our diversified business model positions us, long-term, to have a greater impact on clients, allowing us to serve them across a wide range of financial services through a holistic, guidance-focused approach, and a greater impact on shareholders because our significant earnings power will prepare us for potential credit losses and help us weather the uncertain economic environment. True to our history and culture, we remain disciplined in our response to the COVID-19 pandemic, anticipating and recognizing the impact it is having on our clients, employees, and company, and we are committed to operating from a position of strength, to support our clients and communities.”

Quarterly Highlights

◾	Return on average assets of 1.68%, compared to 0.89% for the first quarter of 2020
◾	Return on average common equity of 15.30%, compared to 7.32% for the first quarter of 2020
◾	Return on average tangible common equity(1) of 18.88%, compared to 9.76% for the first quarter of 2020
◾	Net interest margin (tax-equivalent)(1) was 3.14%, compared to 3.35% for the first quarter of 2020
◾	Noninterest income as a percentage of total revenue was 65.55%, compared to 59.07% for the first quarter of 2020
◾	Noninterest income increased $11.0 million, or 40.6%, compared to the first quarter of 2020
◾	Mortgage originations totaled $431.6 million, a 88.8% increase from the first quarter of 2020
◾	Available-for-sale investment securities increased $83.4 million, or 26.9%, from the fourth quarter of 2019
◾	Loans held for sale increased $54.9 million, or 117.2%, from the fourth quarter of 2019
◾	Loans held for investment increased $312.9 million, or 18.2%, from the fourth quarter of 2019
◾	Deposits increased $481.8 million, or 24.4%, from the fourth quarter of 2019

(1)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Selected Financial Data (unaudited)

	As of and for the
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars and shares in thousands, except per share data)	2020	2020	2019	2020	2019
Performance Ratios
Return on average total assets	1.68%	0.89%	1.52%	1.31%	1.36%
Return on average common equity	15.30%	7.32%	15.82%	11.35%	14.49%
Return on average tangible common equity (1)	18.88%	9.76%	21.94%	14.39%	20.53%
Noninterest income as a % of revenue	65.55%	59.07%	62.11%	62.69%	59.54%
Net interest margin (tax-equivalent) (1)	3.14%	3.35%	3.62%	3.24%	3.74%
Efficiency ratio (1)	66.31%	77.47%	70.74%	71.23%	71.97%
Net charge-offs/(recoveries) to average loans	0.66%	(0.14)%	0.74%	0.29%	0.58%
Dividend payout ratio	23.08%	50.00%	23.73%	31.58%	26.67%
Per Common Share
Earnings per common share - basic (2)	$0.66	$0.31	$0.60	$0.97	$1.07
Earnings per common share - diluted (2)	$0.65	$0.30	$0.59	$0.95	$1.05
Dividends declared per common share	$0.15	$0.15	$0.14	$0.30	$0.28
Tangible book value per common share (1)	$15.30	$14.55	$12.02
Average common shares outstanding - basic	17,111	17,070	13,810	17,091	13,796
Average common shares outstanding - diluted	17,445	17,405	14,100	17,425	14,089
Other Data
Retirement and benefit services assets under administration/management	$30,093,095	$27,718,026	$30,369,847
Wealth management assets under administration/management	2,957,213	2,746,052	2,744,438
Mortgage originations	431,638	228,568	246,115	$660,206	$371,651

(1)Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”
(2)Earnings per share calculated using the two-class method beginning in the third quarter of 2019.

Earnings Per Share

Beginning in the third quarter of 2019, the Company elected to prospectively use the two-class method in calculating earnings per share due to the restricted stock awards and restricted stock units qualifying as participating securities. Under the two-class method, earnings available to common shareholders for the period are allocated between common shareholders and participating securities according to dividends declared (or accumulated) and participating rights in undistributed earnings. Average shares of common stock for diluted net income per common share include shares to be issued upon the vesting of restricted stock awards and restricted stock units granted under the Company's share-based compensation plans.

The following table presents the calculation of basic and diluted earnings per share for the periods indicated:

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(dollars in thousands, except per share data)	2020	2020	2019	2020	2019
Net income	$11,474	$5,363	$8,348	$16,837	$14,784
Dividends and undistributed earnings allocated to participating securities	200	82	—	282	—
Net income available to common shareholders	$11,274	$5,281	$8,348	$16,555	$14,784
Weighted-average common shares outstanding for basic EPS	17,111	17,070	13,810	17,091	13,796
Dilutive effect of stock-based awards	334	335	290	334	293
Weighted-average common shares outstanding for diluted EPS	17,445	17,405	14,100	17,425	14,089
Earnings per common share:
Basic earnings per common share	$0.66	$0.31	$0.60	$0.97	$1.07
Diluted earnings per common share	$0.65	$0.30	$0.59	$0.95	$1.05

Results of Operations

Net Interest Income

Net interest income for the second quarter of 2020 was $20.1 million, an increase of $1.3 million, or 6.7%, from $18.8 million for the first quarter of 2020. The increase was primarily driven by an increase of $830 thousand in interest income from loans and a decrease of $834 thousand in interest expense on deposits, partially offset by a decrease of $440 thousand in other interest income. The increase in interest income from loans was primarily driven by interest and fees recognized on Paycheck Protection Program, or PPP, loans in the amount of $2.0 million, partially offset by a 48 basis point decrease in the average yield on total loans.

The decrease in interest expense on deposits was primarily a result of a 30 basis point decrease in the cost of deposits as a result of a reduction in the federal funds rate, partially offset by a $174.7 million increase in average deposit balances. The decrease in other interest income was due to a 1.08% decrease in the average yield on interest-bearing deposits with banks.

Compared to the second quarter of 2019, net interest income for the second quarter of 2020 increased $1.8 million due to a $1.8 million decrease in interest expense. The decrease in interest expense was primarily due to a 60 basis point decrease in the average rate paid on interest-bearing liabilities and a direct result of the reduction of the federal funds rate.

Net Interest Margin (Tax-Equivalent)

Net interest margin (tax-equivalent), a non-GAAP financial measure, for the second quarter of 2020 was 3.14%, compared to 3.35% for the first quarter of 2020. The net interest margin excluding PPP loans would have been 3.16% for the second quarter of 2020. The decrease in net interest margin was primarily due to a 43 basis point lower average earning asset yield partially offset by a 32 basis point decrease in the average rate on total interest-bearing liabilities. The decrease in average earning asset yield was primarily due to a 1.08% decrease in the average yield earned on interest-bearing deposits with banks along with a 48 basis point decrease in the average yield on total loans. The decline in loan yield was primarily due to PPP loan balances which averaged $273.8 million during the quarter with a yield of 3.01%. Commercial and industrial loans, excluding PPP loans, averaged $466.0 million with a yield of 4.78%, a decrease of 48 basis points since the first quarter. The decrease in the average rate on total interest-bearing liabilities was primarily due to a 37 basis point decrease in the average rate on money market and savings deposits and a 29 basis point decrease in the average rate on time deposits.

Compared to the second quarter of 2019, net interest margin (tax-equivalent) for the second quarter of 2020 decreased 48 basis points from 3.62%. The decrease in net interest margin from the second quarter of 2019 was due to a 96 basis point lower average earning asset yield and a $338.6 million increase in the average balance of interest-bearing deposits. In addition, the average yield on loans fell from 4.99% in the second quarter of 2019 to 4.24% in the second quarter of 2020 and the average rate on total interest-bearing liabilities decreased 60 basis points to 0.81% in the second quarter of 2020.

Noninterest Income

Noninterest income for the second quarter of 2020 was $38.2 million, an $11.0 million, or 40.6%, increase from the first quarter of 2020. The increase was primarily due to a $12.5 million increase in mortgage banking revenue along with a $1.3 million increase in gains on investment securities partially offset by a decrease of $2.5 million in retirement and benefit services revenue. The increase in mortgage banking revenue was primarily due to a $203.1 million increase in mortgage originations and an increase in the unrealized gain on secondary market derivatives of $6.9 million due to an increase in volume and the stabilization of the mortgage backed securities market in the second quarter. The decrease in retirement and benefit services revenue was primarily due to a $1.8 million decrease in asset based revenue as a result of a decline in the average balance of assets under administration/management and the final adjustments to eliminate revenue sharing.

Noninterest income for the second quarter of 2020 increased $8.2 million, or 27.5%, from the $30.0 million in the second quarter of 2019. Mortgage banking revenue increased $10.5 million as mortgage originations increased from $246.1 million in the second quarter of 2019 to $431.6 million in the second quarter of 2020 and the unrealized gain on secondary market derivatives increased from $0.4 million to $6.0 million. Retirement and benefit services revenue decreased $2.1 million primarily due to decreases in asset based fees as a result of a decrease the average balance of assets under administration/management and the finalized transition away from revenue sharing. Gains on investment securities revenue increased $1.1 million due to sales in the portfolio during the second quarter of 2020. Other noninterest income decreased $1.4 million in the second quarter of 2020 due to a $1.5 million gain on sale of a branch in 2019.

Noninterest Expense

Noninterest expense for the second quarter of 2020 was $39.7 million, an increase of $3.0 million, or 8.2%, compared to the first quarter of 2020. The increase was due to increases of $2.5 million in compensation expense, $926 thousand in other noninterest expense, partially offset by decreases of $561 thousand in employee taxes and benefits and $210 thousand in travel expenses. The increase in compensation expense was primarily driven by an increase in mortgage originations. Other noninterest expense increased primarily due to an increase of $820 thousand in the provision for unused commitments as lines of credit utilization decreased 9.2%.

Compared to the second quarter of 2019, noninterest expense for the second quarter of 2020 increased $4.5 million, or 12.7%, from $35.3 million. The increase was attributable to increases of $3.1 million in compensation expenses, $1.1 million in other noninterest expense, partially offset by decreases of $413 thousand in employee taxes and benefits and $347 in travel expenses. The increase in compensation expense was primarily the result of higher mortgage originations. The increase in other noninterest expense was due to an increase of $1.0 million in the provision for unused commitments due to a decrease in line of credit utilization from 43.2% to 31.3%. Mortgage and lending expenses increased due to an increase in origination volume and an impairment of mortgage servicing right assets of $265 thousand.

Financial Condition

Total assets were $2.9 billion as of June 30, 2020, an increase of $518.6 million, or 22.0%, from December 31, 2019. The increase in total assets was primarily due to increases of $312.9 million in loans, $83.4 million in available-for-sale investment securities, $66.4 million in cash and cash equivalents, $54.9 million in loans held for sale, and $7.8 million in other assets.

Loans

Total loans were $2.03 billion as of June 30, 2020, an increase of $312.9 million, or 18.2%, from December 31, 2019. The increase was primarily due to increases of $315.1 million in commercial and industrial loans and $24.4 million in our commercial real estate loan portfolio, partially offset by a $31.5 million decrease in our consumer loan portfolio. The increase in commercial and industrial loans was due to an increase of $347.3 million in net PPP loans, offset by a decrease of $25.3 million due to a 7.86% decrease in operating line utilization.

The following table presents the composition of our loan portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Commercial
Commercial and industrial (1)	$794,204	$502,637	$479,144	$485,183	$513,120
Real estate construction	31,344	25,487	26,378	21,674	26,584
Commercial real estate	519,104	522,106	494,703	444,600	442,797
Total commercial	1,344,652	1,050,230	1,000,225	951,457	982,501
Consumer
Residential real estate first mortgage	456,737	457,895	457,155	459,763	452,049
Residential real estate junior lien	154,351	170,538	177,373	182,516	185,209
Other revolving and installment	78,457	79,614	86,526	92,351	93,693
Total consumer	689,545	708,047	721,054	734,630	730,951
Total loans	$2,034,197	$1,758,277	$1,721,279	$1,686,087	$1,713,452

(1)	Includes PPP loans of $347.3 million at June 30, 2020.

Deposits

Total deposits were $2.45 billion as of June 30, 2020, an increase of $481.8 million, or 24.4%, from December 31, 2019. The increase was comprised of an increase of $358.6 million in interest-bearing deposits and an increase of $123.2 million in noninterest-bearing deposits. Key drivers of the increase in deposits included deposits from PPP loan clients, inflows from government stimulus programs and higher depositor balances due to the uncertain financial markets. The increase in interest-bearing deposits included an $89.7 million increase in synergistic deposits from our retirement and benefit services and wealth management segments. In addition, health savings account, or HSA, deposits were $128.6 million as of June 30, 2020, an increase of $8.8 million, or 7.4%, from December 31, 2019. Commercial transaction deposits increased $311.3 million, or 38.8%, while consumer transaction deposits increased $40.5 million, or 7.6%, since December 31, 2019. Noninterest-bearing deposits as a percentage of total deposits were 28.6% and 29.3% as of June 30, 2020 and December 31, 2019, respectively.

The following table presents the composition of our deposit portfolio as of the dates indicated:

	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Noninterest-bearing demand	$700,892	$608,559	$577,704	$537,951	$506,021
Interest-bearing
Interest-bearing demand	579,840	477,752	458,689	424,249	439,342
Savings accounts	75,973	60,181	55,777	55,513	56,163
Money market savings	892,717	773,652	683,064	622,647	568,450
Time deposits	203,731	201,370	196,082	192,753	183,389
Total interest-bearing	1,752,261	1,512,955	1,393,612	1,295,162	1,247,344
Total deposits	$2,453,153	$2,121,514	$1,971,316	$1,833,113	$1,753,365

Asset Quality

Total nonperforming assets were $5.4 million as of June 30, 2020, a decrease of $2.5 million, or 31.7%, from December 31, 2019. As of June 30, 2020, the allowance for loan losses was $27.3 million, or 1.34% of total loans, compared to $23.9 million, or 1.39% of total loans, as of December 31, 2019. Excluding PPP loans, the ratio of allowance for loan losses to total loans increased 23 basis points to 1.62% as of June 30, 2020, compared to 1.39% as of December 31, 2019.

The following table presents selected asset quality data as of and for the periods indicated:

	As of and for the three months ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2020	2020	2019	2019	2019
Nonaccrual loans	$5,328	$6,959	$7,379	$5,107	$4,623
Accruing loans 90+ days past due	—	11	448	45	28
Total nonperforming loans	5,328	6,970	7,827	5,152	4,651
OREO and repossessed assets	26	209	8	84	381
Total nonperforming assets	$5,354	$7,179	$7,835	$5,236	$5,032
Net charge-offs/(recoveries)	3,264	(595)	857	(240)	3,189
Net charge-offs/(recoveries) to average loans	0.66%	(0.14)%	0.20%	(0.06)%	0.74%
Nonperforming loans to total loans	0.26%	0.40%	0.45%	0.31%	0.27%
Nonperforming assets to total assets	0.19%	0.29%	0.33%	0.23%	0.23%
Allowance for loan losses to total loans	1.34%	1.54%	1.39%	1.36%	1.24%
Allowance for loan losses to nonperforming loans	512%	388%	306%	446%	457%

For the second quarter of 2020, we had net charge-offs of $3.3 million compared to net recoveries of $595 thousand for the first quarter of 2020 and $3.2 million of net charge-offs for the second quarter of 2019. For the three months ended June 30, 2020, the ratio of net charge-offs to average total loans was 0.66%, and if PPP loans were excluded, the ratio was 11 basis points higher at 0.77%. The increase in charge-offs for the second quarter of 2020 was mostly attributable to the charge-off of two commercial and industrial loan relationships that were previously on nonaccrual. Management does not believe that these charge-offs were a result of economic uncertainties in the current environment.

The provision for loan losses for the second quarter of 2020 was $3.5 million, an increase of $1.0 million from the first quarter of 2020 and an increase of $1.7 million from the second quarter of 2019. The increase in provision expense was due to allocations of reserves for the economic uncertainties related to the novel coronavirus, or COVID-19, which increased the allowance for loan losses balance by $3.3 million to $27.3 million, a 13.9% increase from December 31, 2019.

The ratio of nonperforming loans to total loans at June 30, 2020 was 0.26%, and if PPP loans were excluded, this ratio would have been 0.32%. Nonperforming assets as a percentage of total assets was 0.19% at June 30, 2020. Excluding PPP loans, nonperforming assets as a percentage of total assets would have been 0.21% at June 30, 2020.

As of June 30, 2020, we had entered into principal and interest deferrals on 515 loans with outstanding balances of $148.5 million. All of these loan modifications are being accounted for in accordance with the Interagency Statement on Loan Modifications and Reporting for Financial Institutions as issued on April 7, 2020, or have been evaluated under existing accounting policies and are not considered troubled debt restructurings.

Capital

Total stockholders’ equity was $305.7 million as of June 30, 2020, an increase of $20.0 million from December 31, 2019. The tangible book value per common share increased to $15.30 as of June 30, 2020, from $14.08 as of December 31, 2019. Tangible common equity to tangible assets, a non-GAAP financial measure, decreased to 9.25% as of June 30, 2020, from 10.38% as of December 31, 2019. Tangible common equity to tangible assets would have been 10.55% as of June 30, 2020, if PPP loans were excluded.

The following table presents our capital ratios as of the periods indicated:

	June 30,	December 31,	June 30,
	2020	2019	2019
Capital Ratios(1)
Alerus Financial Corporation
Common equity tier 1 capital to risk weighted assets	12.58%	12.48%	8.90%
Tier 1 capital to risk weighted assets	12.99%	12.90%	9.34%
Total capital to risk weighted assets	16.70%	16.73%	13.14%
Tier 1 capital to average assets	9.75%	11.05%	8.08%
Tangible common equity / tangible assets (2)	9.25%	10.38%	7.69%

Alerus Financial, N.A.
Common equity tier 1 capital to risk weighted assets	11.99%	11.91%	11.90%
Tier 1 capital to risk weighted assets	11.99%	11.91%	11.90%
Total capital to risk weighted assets	13.24%	13.15%	13.04%
Tier 1 capital to average assets	9.00%	10.20%	10.29%

(1)	Capital ratios for the current quarter are to be considered preliminary until the Call Report for Alerus Financial, N.A. is filed.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”

Conference Call

The Company will host a conference call at 9:00 a.m. Central Time on Wednesday, July 29, 2020, to discuss its financial results. The call can be accessed via telephone at (888) 317-6016. A recording of the call and transcript will be available on the Company’s investor relations website at investors.alerus.com following the call.

About Alerus Financial Corporation

Alerus Financial Corporation is a diversified financial services company headquartered in Grand Forks, ND. Through its subsidiary, Alerus Financial, N.A., Alerus provides innovative and comprehensive financial solutions to businesses and consumers through four distinct business segments—banking, retirement and benefit services, wealth management, and mortgage. These solutions are delivered through a relationship-oriented primary point of contact along with responsive and client-friendly technology. Alerus Financial banking and wealth management offices are located in Grand Forks and Fargo, ND, the Minneapolis-St. Paul, MN metropolitan area and Scottsdale and Mesa, AZ. Alerus Retirement and Benefits plan administration offices are located in St. Paul and Albert Lea, MN, East Lansing and Troy, MI, and Bedford, NH.

Non-GAAP Financial Measures

Some of the financial measures included in this press release are not measures of financial performance recognized by U.S. Generally Accepted Accounting Principles, or GAAP. These non-GAAP financial measures include the ratio of tangible common equity to tangible assets, tangible common equity per share, return on average tangible common equity, net interest margin (tax-equivalent), and the efficiency ratio. Management uses these non-GAAP financial measures in its analysis of its performance, and believes financial analysts and investors frequently use these measures, and other similar measures, to evaluate capital adequacy. Reconciliations of non-GAAP disclosures used in this press release to the comparable GAAP measures are provided in the accompanying tables. Management, banking regulators, many financial analysts and other investors use these measures in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, which typically stem from the use of the purchase accounting method of accounting for mergers and acquisitions.

These non-GAAP financial measures should not be considered in isolation or as a substitute for total stockholders’ equity, total assets, book value per share, return on average assets, return on average equity, or any other measure calculated in accordance with GAAP. Moreover, the manner in which we calculate these non-GAAP financial measures may differ from that of other companies reporting measures with similar names.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements concerning plans, estimates, calculations, forecasts and projections with respect to the anticipated future performance of Alerus Financial Corporation. These statements are often, but not always, identified by words such as “may”, “might”, “should”, “could”, “predict”, “potential”,

“believe”, “expect”, “continue”, “will”, “anticipate”, “seek”, “estimate”, “intend”, “plan”, “projection”, “would”, “annualized”, “target” and “outlook”, or the negative version of those words or other comparable words of a future or forward-looking nature. Examples of forward-looking statements include, among others, statements we make regarding our projected growth, anticipated future financial performance, financial condition, credit quality, management’s long-term performance goals and the future plans and prospects of Alerus Financial Corporation.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: the effects of the COVID-19 pandemic, including its effects on the economic environment, our clients, and our operations, as well as any changes to federal, state, or local government laws, regulations, or orders in response to the pandemic; our ability to successfully manage credit risk and maintain an adequate level of allowance for loan losses; new or revised accounting standards, including as a result of the implementation of the new Current Expected Credit Loss Standard; business and economic conditions generally and in the financial services industry, nationally and within our market areas; the overall health of the local and national real estate market; concentrations within our loan portfolio; the level of nonperforming assets on our balance sheet; our ability to implement our organic and acquisition growth strategies; the impact of economic or market conditions on our fee-based services; our ability to continue to grow our retirement and benefit services business; our ability to continue to originate a sufficient volume of residential mortgages; the occurrence of fraudulent activity, breaches or failures of our information security controls or cybersecurity-related incidents; interruptions involving our information technology and telecommunications systems or third-party servicers; potential losses incurred in connection with mortgage loan repurchases; the composition of our executive management team and our ability to attract and retain key personnel; rapid technological change in the financial services industry; increased competition in the financial services industry; our ability to successfully manage liquidity risk; the effectiveness of our risk management framework; the commencement and outcome of litigation and other legal proceedings and regulatory actions against us or to which we may become subject; potential impairment to the goodwill we recorded in connection with our past acquisitions; the extensive regulatory framework that applies to us; the impact of recent and future legislative and regulatory changes; interest rate risks associated with our business; fluctuations in the values of the securities held in our securities portfolio; governmental monetary, trade and fiscal policies; severe weather, natural disasters, widespread disease or pandemics, such as the COVID-19 global pandemic, acts of war or terrorism or other adverse external events; any material weaknesses in our internal control over financial reporting; our success at managing the risks involved in the foregoing items; and any other risks described in the “Risk Factors” sections of the reports filed by Alerus Financial Corporation with the Securities and Exchange Commission.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Alerus Financial Corporation and Subsidiaries

Consolidated Balance Sheets

(dollars and shares in thousands, except per share data)

	June 30,	December 31,
	2020	2019
Assets	(Unaudited)	(Audited)
Cash and cash equivalents	$210,437	$144,006
Investment securities, at fair value
Available-for-sale	393,727	310,350
Equity	—	2,808
Loans held for sale	101,751	46,846
Loans	2,034,197	1,721,279
Allowance for loan losses	(27,256)	(23,924)
Net loans	2,006,941	1,697,355
Land, premises and equipment, net	20,709	20,629
Operating lease right-of-use assets	8,746	8,343
Accrued interest receivable	7,975	7,551
Bank-owned life insurance	31,959	31,566
Goodwill	27,329	27,329
Other intangible assets	16,411	18,391
Servicing rights	2,891	3,845
Deferred income taxes, net	8,810	7,891
Other assets	37,771	29,968
Total assets	$2,875,457	$2,356,878
Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$700,892	$577,704
Interest-bearing	1,752,261	1,393,612
Total deposits	2,453,153	1,971,316
Long-term debt	58,754	58,769
Operating lease liabilities	9,254	8,864
Accrued expenses and other liabilities	48,564	32,201
Total liabilities	2,569,725	2,071,150
Stockholders’ equity
Preferred stock, $1 par value, 2,000,000 shares authorized: 0 issued and outstanding	—	—
Common stock, $1 par value, 30,000,000 shares authorized: 17,120,466 and 17,049,551 issued and outstanding	17,120	17,050
Additional paid-in capital	89,313	88,650
Retained earnings	189,528	178,092
Accumulated other comprehensive income (loss)	9,771	1,936
Total stockholders’ equity	305,732	285,728
Total liabilities and stockholders’ equity	$2,875,457	$2,356,878

Alerus Financial Corporation and Subsidiaries

Consolidated Statements of Income

(dollars and shares in thousands, except per share data)

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Interest Income	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Loans, including fees	$21,372	$20,542	$21,712	$41,914	$43,285
Investment securities
Taxable	1,765	1,759	1,338	3,524	2,647
Exempt from federal income taxes	239	235	211	474	455
Other	130	570	217	700	401
Total interest income	23,506	23,106	23,478	46,612	46,788
Interest Expense
Deposits	2,558	3,392	3,548	5,950	6,296
Short-term borrowings	—	—	735	—	1,266
Long-term debt	857	877	904	1,734	1,815
Total interest expense	3,415	4,269	5,187	7,684	9,377
Net interest income	20,091	18,837	18,291	38,928	37,411
Provision for loan losses	3,500	2,500	1,797	6,000	4,017
Net interest income after provision for loan losses	16,591	16,337	16,494	32,928	33,394
Noninterest Income
Retirement and benefit services	13,710	16,220	15,776	29,930	30,835
Wealth management	4,112	4,046	3,878	8,158	7,489
Mortgage banking	17,546	5,045	7,035	22,591	11,604
Service charges on deposit accounts	297	423	430	720	874
Net gains (losses) on investment securities	1,294	—	182	1,294	309
Other	1,271	1,455	2,683	2,726	3,947
Total noninterest income	38,230	27,189	29,984	65,419	55,058
Noninterest Expense
Compensation	21,213	18,731	18,143	39,944	34,956
Employee taxes and benefits	4,747	5,308	5,160	10,055	10,588
Occupancy and equipment expense	2,869	2,755	2,641	5,624	5,386
Business services, software and technology expense	4,520	4,444	4,022	8,964	7,820
Intangible amortization expense	991	990	1,050	1,981	2,101
Professional fees and assessments	1,160	1,040	1,029	2,200	2,095
Marketing and business development	549	610	707	1,159	1,134
Supplies and postage	675	703	663	1,378	1,396
Travel	51	261	398	312	900
Mortgage and lending expenses	1,192	1,043	769	2,235	1,215
Other	1,767	841	679	2,608	1,184
Total noninterest expense	39,734	36,726	35,261	76,460	68,775
Income before income taxes	15,087	6,800	11,217	21,887	19,677
Income tax expense	3,613	1,437	2,869	5,050	4,893
Net income	$11,474	$5,363	$8,348	$16,837	$14,784
Per Common Share Data
Earnings per common share	$0.66	$0.31	$0.60	$0.97	$1.07
Diluted earnings per common share	$0.65	$0.30	$0.59	$0.95	$1.05
Dividends declared per common share	$0.15	$0.15	$0.14	$0.30	$0.28
Average common shares outstanding	17,111	17,070	13,810	17,091	13,796
Diluted average common shares outstanding	17,445	17,405	14,100	17,425	14,089

Alerus Financial Corporation and Subsidiaries

Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures (unaudited)

(dollars and shares in thousands, except per share data)

	June 30,	March 31,	December 31,	June 30,
	2020	2020	2019	2019
Tangible Common Equity to Tangible Assets
Total common stockholders’ equity	$305,732	$293,608	$285,728	$213,765
Less: Goodwill	27,329	27,329	27,329	27,329
Less: Other intangible assets	16,411	17,401	18,391	20,372
Tangible common equity (a)	261,992	248,878	240,008	166,064
Total assets	2,875,457	2,512,078	2,356,878	2,207,129
Less: Goodwill	27,329	27,329	27,329	27,329
Less: Other intangible assets	16,411	17,401	18,391	20,372
Tangible assets (b)	2,831,717	2,467,348	2,311,158	2,159,428
Tangible common equity to tangible assets (a)/(b)	9.25%	10.09%	10.38%	7.69%
Tangible Book Value Per Common Share
Total common stockholders’ equity	$305,732	$293,608	$285,728	$213,765
Less: Goodwill	27,329	27,329	27,329	27,329
Less: Other intangible assets	16,411	17,401	18,391	20,372
Tangible common equity (c)	261,992	248,878	240,008	166,064
Total common shares issued and outstanding (d)	17,120	17,106	17,050	13,816
Tangible book value per common share (c)/(d)	$15.30	$14.55	$14.08	$12.02

	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2020	2020	2019	2020	2019
Return on Average Tangible Common Equity
Net income	$11,474	$5,363	$8,348	$16,837	$14,784
Add: Intangible amortization expense (net of tax)	783	782	830	1,565	1,660
Net income, excluding intangible amortization (e)	12,257	6,145	9,178	18,402	16,444
Average total equity	301,719	294,727	211,653	298,221	205,785
Less: Average goodwill	27,329	27,329	27,329	27,329	27,329
Less: Average other intangible assets (net of tax)	13,345	14,128	16,498	13,737	16,912
Average tangible common equity (f)	261,045	253,270	167,826	257,155	161,544
Return on average tangible common equity (e)/(f)	18.88%	9.76%	21.94%	14.39%	20.53%
Net Interest Margin (tax-equivalent)
Net interest income	$20,091	$18,837	$18,291	$38,928	$37,411
Tax-equivalent adjustment	109	100	84	209	176
Tax-equivalent net interest income (g)	20,200	18,937	18,375	39,137	37,587
Average earning assets (h)	2,584,037	2,271,004	2,037,604	2,427,519	2,028,685
Net interest margin (tax-equivalent) (g)/(h)	3.14%	3.35%	3.62%	3.24%	3.74%
Efficiency Ratio
Noninterest expense	$39,734	$36,726	$35,261	$76,460	$68,775
Less: Intangible amortization expense	991	990	1,050	1,981	2,101
Adjusted noninterest expense (i)	38,743	35,736	34,211	74,479	66,674
Net interest income	20,091	18,837	18,291	38,928	37,411
Noninterest income	38,230	27,189	29,984	65,419	55,058
Tax-equivalent adjustment	109	100	84	209	176
Total tax-equivalent revenue (j)	58,430	46,126	48,359	104,556	92,645
Efficiency ratio (i)/(j)	66.31%	77.47%	70.74%	71.23%	71.97%

Alerus Financial Corporation and Subsidiaries

Analysis of Average Balances, Yields, and Rates (unaudited)

(dollars in thousands)

	Three months ended						Six months ended
	June 30, 2020		March 31, 2020		June 30, 2019		June 30, 2020		June 30, 2019
		Average		Average		Average		Average		Average
	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/	Average	Yield/
	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate	Balance	Rate
Interest Earning Assets
Interest-bearing deposits with banks	$153,197	0.16%	$163,351	1.24%	$14,476	2.24%	$158,274	0.72%	$12,865	2.35%
Investment securities (1)	369,247	2.25%	337,160	2.45%	255,502	2.52%	353,203	2.35%	255,060	2.55%
Loans held for sale	69,606	2.69%	33,138	3.08%	33,078	3.40%	51,372	2.81%	23,079	3.37%
Loans
Commercial:
Commercial and industrial	739,816	4.12%	479,291	5.26%	485,645	5.53%	609,553	4.57%	485,533	5.53%
Real estate construction	31,660	4.48%	26,723	5.03%	32,985	5.70%	29,191	4.73%	32,079	5.69%
Commercial real estate	513,497	4.31%	508,164	4.61%	480,429	4.93%	510,831	4.46%	480,135	4.93%
Total commercial	1,284,973	4.21%	1,014,178	4.93%	999,059	5.25%	1,149,575	4.53%	997,747	5.24%
Consumer
Residential real estate first mortgage	459,789	4.09%	460,726	4.10%	444,280	4.17%	460,258	4.10%	447,006	4.25%
Residential real estate junior lien	163,345	4.79%	173,436	5.17%	187,054	5.77%	168,390	4.98%	188,076	5.81%
Other revolving and installment	77,921	4.56%	83,253	4.69%	93,687	4.62%	80,587	4.63%	95,044	4.60%
Total consumer	701,055	4.31%	717,415	4.43%	725,021	4.64%	709,235	4.37%	730,126	4.70%
Total loans (1)	1,986,028	4.24%	1,731,593	4.72%	1,724,080	4.99%	1,858,810	4.47%	1,727,873	5.01%
Federal Reserve/FHLB stock	5,959	4.59%	5,762	4.75%	10,468	5.21%	5,860	4.67%	9,808	5.18%
Total interest earning assets	2,584,037	3.68%	2,271,004	4.11%	2,037,604	4.64%	2,427,519	3.88%	2,028,685	4.67%
Noninterest earning assets	156,293		148,661		163,191		152,476		161,761
Total assets	$2,740,330		$2,419,665		$2,200,795		$2,579,995		$2,190,446
Interest-Bearing Liabilities
Interest-bearing demand deposits	$534,733	0.30%	$459,028	0.46%	$425,260	0.46%	$496,880	0.38%	$422,309	0.43%
Money market and savings deposits	900,812	0.67%	803,838	1.04%	694,474	1.36%	852,325	0.85%	689,508	1.19%
Time deposits	201,147	1.30%	199,088	1.59%	178,401	1.59%	200,117	1.44%	181,990	1.49%
Short-term borrowings	321	—%	—	—%	115,892	2.54%	161	—%	99,702	2.56%
Long-term debt	58,747	5.87%	58,755	6.00%	58,808	6.17%	58,751	5.94%	58,810	6.23%
Total interest-bearing liabilities	1,695,760	0.81%	1,520,709	1.13%	1,472,835	1.41%	1,608,234	0.96%	1,452,319	1.30%
Noninterest-Bearing Liabilities and Stockholders' Equity
Noninterest-bearing deposits	692,500		564,307		478,868		628,404		494,136
Other noninterest-bearing liabilities	50,351		39,922		37,439		45,136		38,206
Stockholders’ equity	301,719		294,727		211,653		298,221		205,785
Total liabilities and stockholders’ equity	$2,740,330		$2,419,665		$2,200,795		$2,579,995		$2,190,446
Net interest rate spread		2.87%		2.98%		3.23%		2.92%		3.37%
Net interest margin, tax-equivalent (2)		3.14%		3.35%		3.62%		3.24%		3.74%

(1)	Taxable-equivalent adjustment was calculated utilizing a marginal income tax rate of 21.0%.
(2)	Represents a non-GAAP financial measure. See “Non-GAAP to GAAP Reconciliations and Calculation of Non-GAAP Financial Measures.”